Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Civitas Resources, Inc. 2024 Long Term Incentive Plan, the Civitas Resources, Inc. 2021 Long Term Incentive Plan, the Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan and the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan of our reports dated February 20, 2025, with respect to the consolidated financial statements of SM Energy Company and the effectiveness of internal control over financial reporting of SM Energy Company included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 30, 2026